Entergy Corporation
[Logo of Entergy]                               639 Loyola Avenue
                                                New Orleans, LA 70113


                                             Exhibit 99.1

                                                News
                                                Release



Date:        April 11, 2002

For Release: Immediate

Contact:     Morgan Stewart (Media)     Nancy Morovich (Investor Relations)
             (504) 576-4238             (504) 576-5506
             mstewa3@entergy.com        nmorovi@entergy.com


          Entergy Offers First Quarter Earnings Guidance,
   Expects to Report Record Operational Earnings for the Quarter


     New Orleans, La. - In accordance with Regulation FD, Entergy

Corporation (NYSE: ETR) today indicated that it expects to report solid first quarter 2002 financial results with operational

earnings of at least $0.76 per share, including the impact of weather which is expected to be slightly favorable compared to

normal for the period.   The current published First Call consensus

estimate for Entergy's first quarter earnings is $0.69 per share.

Entergy reaffirmed operational earnings guidance for the full year

2002 to be in the range of $3.40 to $3.60 per share.

     On an as reported basis, Entergy's first quarter earnings will be substantially lower due to the inclusion of some or all of a predominantly non-cash, special charge ranging from $(1.15) to

$(1.35) per share.  A portion of the charge may be recorded in a subsequent period, as certain negotiations currently underway and proper accounting treatment in compliance with applicable rules are finalized.

     Entergy will record this special charge as a result of its decision to discontinue development of additional greenfield power plants in both the United States and Europe where overbuilt power markets are expected to continue to reflect depressed power prices.

The company expects this decision to improve its already strong financial condition, to substantially reduce capital expenditures that would have been made in already oversupplied markets, and to enhance its financial performance going forward by redeploying capital into more financially attractive investments.

     Entergy's previously record for first quarter operational

earnings was $0.75 per share, set in the first quarter of 2001.

Key drivers that are expected to cause current quarter earnings to differ from those reported in 2001 include the following:

     - Utility results are expected to be lower in the first quarter

       2002 compared to 2001 as a result of lower industrial sales due to a comparatively slower economy, higher operation and maintenance expense, and less favorable weather.  The cessation of goodwill amortization partially offset these negative factors for the quarter.  (For comparative purposes, first quarter 2001 operational results at the Utility were $0.52, including $0.05 due to the positive effects of colder-than-normal weather.)

     - Entergy Nuclear results are expected to be higher in the current quarter compared to first quarter 2001 due to the

       acquisition of Indian Point 2 in September 2001 and strong operational performance and high capacity factors achieved across the non-utility nuclear fleet.  (Entergy Nuclear recorded $0.13 in operational earnings per share in first quarter 2001.)

     - Energy Commodity Services results are expected to be higher compared to first quarter of 2001.  This business unit benefited from a full quarter's contribution from Entergy-Koch versus only two months in first quarter 2001, as well as strong results in trading.  Results were negatively impacted by continued weak power prices in the United Kingdom and by the absence in 2002 of liquidated damages recorded in first quarter 2001 in connection with construction delays on the Damhead Creek plant in the UK.

       (ECS had $0.09 in operational earnings per share in first quarter

       2001.)

     - Results at the Parent are expected to be flat to lower

       compared to first quarter 2001.  (Parent had $0.01 in operational earnings per share in first quarter 2001.)

     The special charge Entergy expects to record will reflect the impairment of assets consistent with Entergy's market point of view, the disposition of certain commitments, and the restructuring of Entergy Wholesale Operations. The most significant components of the charge are related to the Damhead Creek plant and turbines previously contracted for with GE Power Systems.

     Entergy Wholesale Operations will emerge from the

restructuring as an asset operator of approximately 2,500 MW of non-

nuclear generation which is currently operational or in

construction.  Entergy expects to continue to pursue the

acquisition of existing or partially complete generation assets that are priced consistent with its market point of view, with a particular emphasis on assets that provide trading value to Entergy-

Koch, L.P.

     A teleconference will be held on April 25, 2002, at 10:00 a.m.

CDST, and may be accessed by calling Premiere Conferencing at (719)

457-2641 no more than 15 minutes prior to the start of the call.

The confirmation number is 793297. Internet users may also access the teleconference by visiting Entergy's website at

www.entergy.com.  For seven days following the teleconference, a tape delay will be available and may be accessed by dialing (719)

457-0820.  The confirmation number is the same.

     Entergy is a major global energy company with power

production, distribution operations and related diversified

services.  Entergy owns, manages, or invests in power plants generating more than 30,000 megawatts of electricity domestically and internationally, and delivers electricity to about 2.6 million customers in portions of Arkansas, Louisiana, Mississippi and

Texas.  Through Entergy-Koch, L.P., it is also a leading provider of wholesale energy marketing and trading services.

                               -30-

     Additional investor information can be accessed online at http://investor.entergy.com/investor/index_main.shtm.

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Investors are cautioned that forward-looking statements contained in the foregoing release with respect to the revenues, earnings, performance, strategies, prospects and other aspects of the business of Entergy Corporation may involve risks and uncertainties. Actual events and results may, for a variety of reasons, prove to be materially different from those indicated in these forward-looking statements, estimates and projections. Factors that could influence actual future outcomes include regulatory decisions, the effects of changes in law, the evolution of markets and competition, changes in accounting, weather, the performance of generating units, fuel prices and availability, financial markets, risks associated with businesses conducted in foreign countries, changes in business plan, the presence of competitors with greater financial resources and the impact of competitive products and pricing; the effect of the Entergy Corporation's policies, including the amount and rate of growth of Entergy Corporation's expenses; the continued availability to
Entergy Corporation of adequate funding sources and changes in interest rates; delays or difficulties in the production, delivery or installation of products and the provision of services; and various legal, regulatory and litigation risks. Entergy Corporation undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a more detailed discussion of some of the foregoing risks and uncertainties, see Entergy Corporation's filings with the Securities and Exchange Commission.